UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2011

AFFYMETRIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28218	77-0319159
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of Principal Executive Offices) (Zip Code)

(408) 731-5000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 29, 2011, Affymetrix, Inc. (“Affymetrix”), Excalibur Acquisition Sub, Inc., a wholly-owned subsidiary of Affymetrix (“Merger Subsidiary”), eBioscience Holding Company, Inc. (“eBioscience”), and a representative of the securityholders of eBioscience (the “Securityholders’ Representative”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into eBioscience (the “Merger”), with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. Affymetrix will pay approximately $330 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Merger Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Merger. A portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period.

eBioscience’s board of directors has unanimously approved the Merger Agreement. In addition, holders of a majority of eBioscience’s common stock have approved the Merger Agreement. The Merger is expected to close in the fourth quarter of 2011, and is subject to customary regulatory approvals and closing conditions, including Affymetrix’s receipt of debt financing for the Merger.

In connection with the foregoing, Affymetrix entered into a commitment letter (the “Commitment Letter”) with General Electric Capital Corporation, Silicon Valley Bank, CIT Bank and CIT Healthcare LLC (collectively, the “Lenders”), as well as certain securities affiliates of the Lenders, pursuant to which the Lenders have committed to provide senior secured credit facilities to Affymetrix as the borrower in an aggregate amount of $190 million, comprised of (i) $170 million under a five-year term loan facility (the “Term Loan”) and (ii) $20 million under a five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). The Credit Facilities will be used to finance a portion of the transaction contemplated by the Merger Agreement, repay eBioscience’s existing credit facilities, pay fees and expenses incurred in connection with the foregoing and with the Credit Facilities and, in the case of any loans under the Revolving Credit Facility made after the closing date of the Merger, for working capital and general corporate purposes.

The Lenders’ commitment to provide the Credit Facilities is subject to several conditions including, without limitation, (i) the nonoccurrence of a material adverse effect on Affymetrix, eBioscience and their respective subsidiaries, taken as a whole, (ii) Affymetrix's satisfaction of specified consolidated senior and total leverage tests, (iii) the completion of definitive documentation mutually acceptable to the Borrower and the Lenders and (iv) other customary closing conditions.

Forward Looking Statements

This report includes forward-looking statements regarding the Merger and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular statements regarding whether and when the transactions contemplated by the Merger Agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the result of the review of the proposed transaction by regulatory agencies, satisfaction of various other conditions to the closing of the transaction contemplated by the Merger Agreement, satisfaction of conditions to the Lenders’ obligation to provide the Credit Facilities and the risks that are described in Affymetrix’s reports filed with the Securities and Exchange Commission (“SEC”), including the annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the period ended September 30, 2011. This report speaks only as of its date and Affymetrix disclaims any duty to update the information herein other than as required by applicable law or regulation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.
(Registrant)

Date: November 30, 2011	By:	/s/ John F. Runkel, Jr.
John F. Runkel, Jr.
Executive Vice President, General Counsel and Secretary